EXHIBIT 99.1

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LIVE NATION CONTACT:
John Vlautin
310-867-7127
johnvlautin@livenation.com

LIVE NATION ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE LEADING MERCHANDISE COMPANY SIGNATURES
NETWORK

LOS ANGELES, CA – November 15, 2007 – Michael Cohl, Chairman and Chief Executive Officer of Live Nation Artists, a division of Live Nation, announced today that the company has entered into a definitive agreement to acquire Signatures Network, Inc, the global leader in music merchandise that holds master merchandise licenses for some of the most successful artists in music. Signatures Network’s Chief Executive Officer, Dell Furano, will head up Live Nation Artists’ Merchandise Division. The new deal secures Live Nation’s position in the global artist merchandise space.

“The Signatures deal anchors our important Merchandise Division with a company that holds the merchandise licenses for more than 150 artists, including many of the most successful performers in the world,” said Mr. Cohl. “This acquisition is a key component to our strategy to build a unified business around touring artists, managing their rights holistically and helping them reach their true potential.”

“I am thrilled to join Live Nation Artists and be a part of the revolutionary team that is transforming the music industry,” said Dell Furano. “The management team at Live Nation are trailblazers in their field – setting new standards of how business is done and establishing new benchmarks for success. The Merchandise Division will be no exception and I’m looking forward to the ride. I share Live Nation’s vision in building out the artist’s fan franchise and maximizing all marketing and revenue sources.”

Signatures is renowned as a world leader in developing and marketing merchandise and web-based products. The company has enjoyed unprecedented success in combining the online sales of music, tickets, merchandise and subscription services in addition to tour and third-party licensing and “brick and mortar” wholesale/retail services.

Signatures Network holds the rights to market and license a diverse array of more than 150 major music artists in all genres, including The Beatles, U2, Bruce Springsteen, Barbra Streisand, Justin Timberlake, Ozzy Osbourne, Billy Joel, The Grateful Dead, KISS, Jennifer Lopez, The Doors and many others. In addition, it has expanded its core business by offering print-on-demand merchandising and custom manufacturing, allowing music fans to create unique one-of-a-kind products.

The definitive agreement announced today calls for Live Nation to acquire Signatures Network for a total of approximately $79 million in cash, stock and repayment of debt, before working capital adjustments. The transaction is expected to close later this year.

The Live Nation Artists division was formed earlier this year to partner with artists to manage their diverse rights, grow their fan bases and provide a direct connection to fans through the global distribution platform and marketing proficiencies that have made Live Nation the world’s largest live music company.

ABOUT LIVE NATION:
Live Nation is the future of the music business. With the most live concerts, music venues and festivals in the world and the most comprehensive concert search engine on the web, Live Nation is revolutionizing the music industry: onstage and online. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.” Additional information about the company can be found at www.livenation.com under the “About Us” section.